[LODGIAN LETTERHEAD]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                       CONTACT: Warren M. Knight
                                                     Chief Financial Officer
December 11, 1998                                    (404) 365-4474


                     SERVICO AND IMPAC HOTEL GROUP COMPLETE
                        MERGER TRANSACTIO TO FORM LODGIAN

     ATLANTA, GEORGIA: Lodgian, Inc. (NYSE: LOD), a nationwide owner and operator of hotels, today announced closing of the merger of Servico, Inc., and Impac Hotel Group to form Lodgian, Inc. The merger, which was originally announced in March, 1998, closed today and creates one of the nation's largest multi-brand owner/operators of hotels.

     Trading in Servico, Inc. common stock with the symbol SER will cease on the New York Stock Exchange at the close of business today, December 11, 1998. Trading in Lodgian, Inc. common stock with the symbol LOD will commence on the New York Stock Exchange Monday, December 14, 1998.

     The transaction, which was previously approved by Servico shareholders and Impac unit holders, creates a lodging company with a substantial portfolio of full service hotel properties in the mid and upper market segments, geographically dispersed throughout the United States, Canada and Europe.

     As part of the closing, the previously announced $265 million financing commitment from Lehman Brothers has been fully funded. This financing bears interest at LIBOR plus 3.25% and has a two year maturity which represents the nearest term maturity of any significant Lodgian debt obligation.

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     Concurrent with the completion of the merger,  Robert S. Cole, formerly the
President of Impac, becomes the Chief Executive Officer of Lodgian. Lodgian's Board of Directors will consist of Joseph C. Calabro, Michael A. Leven, Peter Tyson and Richard Weiner, all former members of the Board of Directors of Servico and Robert S. Cole and John Lang, both formerly with Impac. Lodgian has also established an Office of the Chairman composed of directors Joseph C. Calabro, John Lang and Michael A. Leven, with Joseph C. Calabro serving as acting chairman of the Office of the Chairman.

     Commenting on the merger, Joseph C. Calabro stated, "We are extremely pleased to successfully complete this merger. This transaction marks Servico's entrance into additional major urban markets and creates new franchise relationships with Marriott and Doubletree. We look forward to completing the integration of Servico and Impac and to focus on executing Lodgian's 1999 Business Plan."

     Robert S. Cole, Lodgian's Chief Executive Officer, stated, "We are looking forward to creating the premier owner and operator of hotels and a recognized leader in the hospitality industry. I am very enthusiastic about the complementary skills of the two organizations. Servico has demonstrated remarkable operating results unparalleled in the hotel industry while Impac has utilized its repositioning, development and management expertise to consistently improve hotel values."

     Lodgian owns or manages 143 hotels with more than 27,000 rooms in 35 states, Canada and Europe. The hotels are primarily full service, providing food and beverage service as well as lodging and meeting facilities. Substantially, all of Lodgian's hotels are affiliated with nationally recognized hospitality franchises, including Crowne Plaza,

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Doubletree,  Holiday Inn, Hilton, Marriott, Omni, Radisson, Sheraton and Westin.
With assets in excess of $1 billion, Lodgian is one of the largest hotel owner/operators in the United States.

     Statements in this release may be construed to be forward looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve risks and uncertainties, including without limitation, risks relating to the operation and acquisition of hotels, risks relating to the availability of capital and the ability to refinance debt, risks relating to the historical cyclicality of the lodging industry and other risks identified in Lodgian's and Servico's SEC filings.